Exhibit 3.3

CERTIFICATE OF ELIMINATION OF THE
CERTIFICATE OF DESIGNATION OF PREFERRED STOCK
OF
DISCOVERY LABORATORIES, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Discovery Laboratories, Inc. a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, (the “Corporation”) certifies as follows:

FIRST: The Certificate of Designations, Preferences and Rights filed on February 6, 2004 and constituting part of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Designations”) authorizes the issuance of 50,000 shares of Preferred Stock of the Corporation, par value $.001 per share, designated as Series A Junior Participating Cumulative Preferred Stock (the “Series A Junior Preferred Stock”).

SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series A Junior Preferred Stock are outstanding and none of the authorized shares of such series of preferred stock will be issued subject to the Certificate of Designations; and

RESOLVED, that the Secretary of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL, substantially in the form attached as an exhibit to these resolutions, with such changes therein as the Secretary may approve and as are permitted by the DGCL to be made by such officer, such approval to be conclusively evidenced by the Secretary’s execution of such Certificate of Elimination, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the Series A Junior Preferred Stock in the Restated Certificate of Incorporation shall be eliminated.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the 14th day of April, 2016.

DISCOVERY LABORATORIES, INC.

By:	/s/ Mary B. Templeton
Mary B. Templeton, Esq.
Senior Vice President,
General Counsel and Corporate Secretary